Exhibit 99.1

FOR IMMEDIATE RELEASE
August 14, 2007

For more information:
Kenneth Torosian	Jeff Majtyka/Jonathan Schaffer
Chief Financial Officer	Brainerd Communicators, Inc.
Medialink Worldwide Incorporated	Tel: (212) 986-6667
Tel: (212) 682-8300	majtyka@braincomm.com
IR@medialink.com	Jschaffer@braincomm.com

MEDIALINK REPORTS SECOND QUARTER 2007 RESULTS

Teletrax Service Revenues Increase 27.4% in Quarter

NEW YORK, August 14, 2007 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers and, through its Teletrax subsidiaries, a leading provider of digital video tracking services to content owners, today reported financial results for the second quarter ended June 30, 2007. Results of operations for the periods ended June 30, 2006, have been restated to reflect U.S. Newswire, which was sold in September 2006, as a discontinued operation.

Revenues for the three months ended June 30, 2007, of $8.3 million increased by 9.6% from revenues of $7.6 million in the comparable 2006 period. Revenues in the Teletrax™ digital video tracking services business increased $191,000 or 30.4%, and revenues in the traditional media communications services business increased $535,000 or 7.7%. The Company incurred an operating loss of $2.2 million in each of the second quarters of 2007 and 2006. Exclusive of Teletrax, the Company incurred an operating loss of $1.3 million in the second quarter of 2007, compared to an operating loss of $1.4 million incurred in the 2006 quarter.

For the three months ended June 30, 2007, the Company reported a net loss of $1.7 million, or $0.26 per share. For the comparable period in 2006, the Company reported a net loss of $1.6 million, or $0.25 per share, consisting of a loss from continuing operations of $2.0 million, or $0.33 per share, and income from discontinued operations of $436,000 relating to the results of operations of U.S. Newswire. The Company had both cash reserves and working capital totaling $15.5 million at June 30, 2007.

“Teletrax continued to gain important new clients during the period, including a unit of CBS Television as our fourth major U.S. television network,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “As we announced this morning, we recently signed a contract with the Associated Press to convert it from a month-to-month arrangement. Although revenue neutral, this long-term global agreement is another indication of the extraordinary value that Teletrax™ offers content owners in protecting the value of their video assets and enabling them to better evaluate their return on investment. Our signing of Millenia 3, also announced this morning, continues our expansion in the domestic advertising marketplace.

Medialink Reports Second Quarter 2007 Results	Page 2 of 5

“Teletrax growth in the first six months of 2007 did not meet our objectives,” Moskowitz continued. “However, in addition to attaining full domestic market coverage in March of this year, we expanded our sales force and broadened our marketing presence to accelerate revenue growth as we continued to engage in negotiations and tests with other, larger, prospective clients. We will continue to leverage those investments to achieve our revenue goals.

“Our media communications services business continues to make advances into the broadband arena,” Moskowitz concluded. “As we announced previously, Mediaseed™, our Web-based content management and distribution platform, is set for a full launch in the fall of 2007. Mediaseed™ will offer our clients an end-to-end online video solution for their marketing communication needs. We are excited by the prospects of Mediaseed™ to bolster the performance of our traditional business and to more aggressively address the growing demand by corporations, associations and other news-making organizations to manage and distribute video content on the Internet and traditional broadcast media.”

For the six months ended June 30, 2007, revenues increased by $1.1 million, or 7.3%, to $16.3 million as compared to the comparable 2006 period. Revenues in Teletrax increased $405,000, or 34.0%, and revenues in the traditional media communications services business increased $707,000, or 5.0%. The Company incurred a loss from continuing operations before taxes of $4.7 million in the first six months of 2007, compared to a loss from continuing operations before taxes of $4.6 million in the comparable 2006 period. The Company had income from discontinued operations of $2.6 million in the first six months of 2007, which represented additional gain recognized on the sale of U.S. Newswire, as compared to income of $770,000 in the 2006 period.

For the second quarter ended June 30, 2007, Teletrax recorded service revenue of $800,000 as compared to $628,000 for the second quarter of 2006 and $777,000 in the first quarter of 2007, increases of 27.4% and 3.0%, respectively. Teletrax incurred an operating loss of $936,000 in the second quarter of 2007 as compared to an operating loss of $797,000 in the 2006 quarter as a result of continued expansion of the infrastructure and personnel to support growth initiatives. For the six months ended June 30, 2007, Teletrax recorded service revenues of $1.6 million as compared to $1.2 million in the comparable 2006 period, an increase of 32.4%.

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the Company’s quarterly results and the overall industry outlook. Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-800-322-2803 (domestic) or 1-617-614-4925 (international) and use “90304529” as the passcode, approximately 10 minutes prior to the start time. The conference call will be webcast live by Thomson Financial and can be accessed at Medialink’s Web site at www.medialink.com. The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors). To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code “14792495”, starting approximately two hours after the conclusion of the call and available until September 14, 2007.

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. The Company offers creative services and multimedia distribution programs including video and audio news and short-form programming. Through its majority-owned subsidiaries, Medialink also provides Teletrax™, a global television tracking and media asset management service to help clients evaluate return on investment from their programming and advertising efforts. Teletrax is 76%-owned by Medialink and 24%-owned by Royal Philips Electronics. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's Web site (www.medialink.com).

Medialink Reports Second Quarter 2007 Results	Page 3 of 5

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With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses, our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Teletrax; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports Second Quarter 2007 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2007	2006	2007	2006

Revenues	$8,319	$7,593	$16,304	$15,192

Direct costs	4,063	3,285	7,944	6,486
Selling, general, and administrative expenses	6,030	5,990	12,177	12,038
Depreciation and amortization	459	486	955	979

Operating loss	(2,233)	(2,168)	(4,772)	(4,311)
Interest income (expense) - net	21	(142)	61	(266)

Loss from continuing operations before taxes	(2,212)	(2,310)	(4,711)	(4,577)
Income tax benefit	(528)	(322)	(1,246)	(567)

Loss from continuing operations	(1,684)	(1,988)	(3,465)	(4,010)
Income from discontinued operations, net of tax	-	436	2,618	770

Net loss	$(1,684)	$(1,552)	$(847)	$(3,240)

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.26)	$(0.33)	$(0.54)	$(0.66)
Income from discontinued operations	-	0.07	0.41	0.13
Net loss	$(0.26)	$(0.25)	$(0.13)	$(0.53)

Weighted average number of common shares:
Basic and diluted	6,406	6,100	6,363	6,093

Supplemental financial information:
Loss from operations, exclusive of Teletrax	$(1,297)	$(1,371)	$(2,838)	$(2,662)

Revenue by Business Line:
Media Communications Services	$7,500	$6,965	$14,708	$14,001
Teletrax - service revenue	$800	$628	$1,577	$1,191
Teletrax - equipment sales	$19	$-	$19	$-

Medialink Reports Second Quarter 2007 Results	Page 5 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)

	June 30,	December 31,
	2007	2006

ASSETS
Current Assets:
Cash and cash equivalents	$15,491	$17,031
Accounts receivable - net	5,288	5,319
Inventory	494	602
Prepaid expenses	423	287
Prepaid and refundable taxes	574	701
Deferred income taxes	223	107
Escrow funds	950	1,927
Other current assets	113	78
Total current assets	23,556	26,052

Property and equipment - net	4,123	4,296
Goodwill	3,429	3,429
Deferred income taxes	522	725
Other assets	776	652

Total assets	$32,406	$35,154

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,214	$8,377
Income taxes payable	815	1,927
Total current liabilities	8,029	10,304

Convertible debentures, net of unamortized discount of $529 and $727	3,821	4,273
Other long-term liabilities	917	1,049
Total liabilities	12,767	15,626

Stockholders' Equity	19,639	19,528

Total liabilities and stockholders' equity	$32,406	$35,154